July 18, 2006
OMERS Realty Corporation
CPP Investment Board Real Estate Holdings Inc.
- AND -
The Ultimate Software Group of Canada, Inc.
WaterPark Place
20 Bay St., Suite No. 1440,
Toronto, ON

LEASE OF OFFICE SPACE

LEASE OF OFFICE SPACE

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LEASE OF OFFICE SPACE
DATE: August 22, 2006
BETWEEN:
OMERS Realty Corporation
CPP Investment Board Real Estate Holdings Inc.
(“Landlord”)
AND
The Ultimate Software Group of Canada, Inc.
(“Tenant”)
PREMISES: WaterPark Place, 20 Bay St., Suite No. 1440, Toronto, ON M5J 2N8
LANDLORD AND TENANT, in consideration of the covenants herein contained, hereby agree as follows:
ARTICLE 1.00 DEFINITIONS
1.01 Definitions
In this Lease.
(a)	“Annual Rent” means in respect of the following period(s), the following annual amount(s), monthly installment(s) and annual rates calculated on the basis of the Square Feet in the Premises:

	Annual	Monthly	Annual Square
Period	Amount	Installment	Foot Rate
For Lease Years 1 to 3	$42,769.00	$3,564.08	$19.00
(b)	“Article” means an article of this Lease.

(c)	“Commencement Date” means the first day of the Term.

(d)	“Fiscal Year” means the period ending on December 31st (all or part of which falls within the Term) or such other period from time to time determined by Landlord.

(e)	“Lease” means this lease, Schedules A, B, C and, if applicable, D to this Lease, and every properly executed instrument which by its terms amends, modifies or supplements this Lease.

(f)	“Leasehold Improvements” means the alterations, fixtures and improvements in or serving the Premises made from time to time by or on behalf of Tenant or any prior occupant of the Premises with the exception only of furniture and equipment not in the nature of fixtures.

(g)	“Operating Costs” means the amounts determined in accordance with section 2.02 of Schedule B.

(h)	“Other Charges” means amounts payable to Landlord under Article 4.04.

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(i)	“Premises” means the area on the 14th floor of the Building shown hatched on Schedule A and shall extend from the upper surface of the structural sub-floor to the lower surface of the suspended ceiling within the boundaries of the Premises as described in Section 3.00 of Schedule B.

(j)	“Prime” means the rate of interest per annum from time to time announced by The Toronto Dominion Bank or its successors and reported to the Bank of Canada as its prime rate for Canadian dollar loans.

(k)	“Rent” means the aggregate of all amounts payable by Tenant pursuant to any provision of this Lease except under Article 4.03.

(1)	“Rental Taxes” means any tax or duty imposed upon either Landlord or Tenant which is measured by or based in whole or in part directly upon the Rent payable under this Lease or in respect of the rental or rental value of premises under this Lease whether existing at the date hereof or hereafter imposed by any governmental authority including, without limitation, goods and services taxes, value added tax, business transfer tax, sales tax, federal sales tax, excise taxes or duties or any tax similar to the foregoing.

(m)	“Rules and Regulations” means the rules and regulations from time to time made by Landlord and consisting as of the Commencement Date of those listed in Schedule C.

(n)	“Square Feet in the Premises” means 2,251 square feet to be determined by Landlord in accordance with Section 3.00 of Schedule B.

(o)	“Tenant’s Proportionate Share” means the amount determined in accordance with section 2.01(c) of Schedule B.

(p)	“Term” means the period of time set out in Article 3.01.
ARTICLE 2.00 GRANT OF LEASE
2.01	Grant

Landlord hereby demises and leases the Premises to Tenant, and Tenant, subject to Landlord’s Work, hereby leases and accepts the Premises from Landlord, in a “then as is” condition, to have and to hold during the Term, subject to the terms and conditions of this Lease. Landlord hereby grants to Tenant a non-exclusive licence throughout the Term subject to control of Landlord and to Landlord’s right to alter them in accordance with this Lease to use those parts of the Common Areas providing access to or, in the case of the area above the suspended ceiling to the lower surface of the structural ceiling, servicing the Premises.

2.02	Quiet Enjoyment

If Tenant pays Rent, fully performs all its obligations under this Lease and there has been no default, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by Landlord or any person claiming through Landlord.

2.03	Covenants of Landlord and Tenant

Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by Landlord under this Lease. Tenant covenants to pay the Rent when due under this Lease and to observe and perform all of the terms and conditions to be observed and performed by Tenant under this Lease.

2.04	Net Lease

Tenant acknowledges and agrees that it is intended that the Lease and the Rent payable hereunder are completely net and carefree to Landlord.

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ARTICLE 3.00 TERM AND POSSESSION
3.01	Term

Notwithstanding Articles 3.02 and 3.03, the Term of this Lease shall be three (3) years beginning on the 1st of October, 2006 and ending on the last day of the month of September, 2009, unless terminated earlier as provided in this Lease.

3.02	Early Occupancy

Intentionally deleted.

3.03	Delayed Possession

If Landlord is for any reason delayed in delivering possession of the Premises to Tenant on the Commencement Date, then Tenant shall take possession of the Premises on the date when Landlord delivers possession thereof, which date shall be conclusively established by Landlord by notice to Tenant. This Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting from any delay in delivering possession of the Premises to Tenant. If such delay is not principally caused by or attributable to Tenant, no Rent shall be payable by Tenant for the period prior to the date on which Landlord can so deliver possession of the Premises. If Landlord is for any reason delayed in delivering only part of the Premises, the provisions of this Article shall apply, making necessary changes, to such part.

Notwithstanding the above, the Commencement Date shall be extended by one day for every one day of delay but in any event the Commencement Date shall be no later than November 1, 2006. If the delay extends beyond November 1, 2006, then Tenant, at its sole option, shall have the right to terminate this lease.

3.04	Acceptance of Premises

Taking possession of all or any part of the Premises by Tenant shall be conclusive evidence as against Tenant that the Premises or such part thereof are in satisfactory condition.
ARTICLE 4.00 RENT, OPERATING COSTS AND TAXES
4.01	Annual Rent

Tenant shall pay to Landlord as Annual Rent the amount(s) set out in Article 1.01(a), payable in advance and without notice in monthly installments as set out in Article 1.01(a), on the Commencement Date and on the first day of each calendar month thereafter during the Term.

4.02	Operating Costs, Taxes and Utilities

Tenant shall pay to Landlord, at the times and in the manner provided in Article 4.07, Taxes, utilities and Tenant’s Proportionate Share of Operating Costs all as determined under this Lease including Schedule B.

4.03	Rental Taxes

Tenant shall pay to Landlord all Rental Taxes applicable from time to time. Landlord shall calculate the amount of Rental Taxes payable by Tenant in accordance with the applicable legislation and Tenant shall pay such amount together with monthly installments of Rent. The amount payable by Tenant under this Article 4.03 shall be deemed not to be Rent for the purpose of such calculation but in the event of a failure by Tenant to pay under this Article 4.03, Landlord shall have the same rights and remedies as it has in the event of default by Tenant in the payment of Rent.

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4.04	Other Charges

Tenant shall pay to Landlord, at the times and in the manner provided in this Lease or, if not so provided, upon demand by Landlord, all amounts (other than those payable under Articles 4.01, 4.02, and 4.03) that are payable by Tenant under this Lease.

4.05	Payment of Rent — General

All amounts payable by Tenant under this Lease, except that payable under Article 4.03, shall be deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided, and Landlord shall have all rights against Tenant for default in any such payment as in the case of arrears of Rent. Tenant shall pay to Landlord Rent, in legal tender of the jurisdiction in which the Building is located, without deduction or set-off, as a covenant independent of all other covenants of Landlord or Tenant in this Lease. At Landlord’s request, Tenant will make all payments under this Lease by way of electronic funds transfer from Tenant’s bank account and will execute and deliver either concurrently with this Lease or from time to time within three (3) business days following request therefor, such documentation as may be required by Landlord and its bank in order to effect all payments under this Lease by electronic funds transfer. Tenant’s obligation to pay Rent shall survive the expiration or earlier termination of this Lease.

4.06	Rent — Adjustment

If the Term begins on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Rent payable for such month shall be prorated on a per diem basis using a three hundred and sixty five (365) day period.

4.07	Payment — Operating Costs and Taxes
(a)	Prior to the Commencement Date and the beginning of each Fiscal Year thereafter, Landlord shall compute and deliver to Tenant a bona fide estimate of Taxes and Tenant’s Proportionate Share of Operating Costs for the appropriate Fiscal Year and without further notice Tenant shall pay to Landlord in monthly installments one-twelfth (1/12th) of such estimate simultaneously with Tenant’s payments of Annual Rent.

(b)	Landlord shall deliver to Tenant within one hundred twenty (120) days after the end of each Fiscal Year a written statement (the “Statement”) setting out in reasonable detail the amount of Operating Costs and Taxes for such Fiscal Year and certified by a representative of Landlord. If the amount of Taxes and Tenant’s Proportionate Share of Operating Costs actually paid by Tenant to Landlord during such Fiscal Year differs from the amount of Taxes and Tenant’s Proportionate Share of Operating Costs payable for such Fiscal Year, Tenant shall pay such difference or Landlord shall credit Tenant’s account (as the case may be), without interest within thirty (30) days after the date of delivery of the Statement. Failure of Landlord to render any statement under this section shall not prejudice Landlord’s right to render such Statement thereafter or with respect to any other period, or relieve Tenant from its obligations hereunder.

(c)	If Tenant disputes the accuracy of any Statement, Tenant shall nevertheless make payment in accordance with the Statement, but the disagreement shall be referred by Landlord for prompt decision to an independent professional consultant, acceptable to Tenant acting reasonably, who is qualified by education and experience to make such decision and who shall be deemed to be acting as an expert and not an arbitrator. The consultant’s signed determination shall be final and binding on both Landlord and Tenant. Any adjustment required to any previous payment made by Tenant or Landlord by reason of any such determination shall be made within fourteen (14) days thereof, and the party required to pay such adjustment shall bear all costs of the consultant, except that if the amount to be paid is three percent (3%) or less of the amount in dispute, Tenant shall pay all such costs.

(d)	Tenant may only dispute a Statement and claim a re-adjustment by notice given to Landlord within six (6) months after the date of delivery of the Statement to Tenant.

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ARTICLE 5.00 USE OF PREMISES
5.01	Use

The Premises shall be actively, diligently and continuously used and occupied as a business office for the business of information technology services as initially conducted in the Premises. Tenant shall operate the business office in a first-class, reputable manner befitting the reputation and image of the Building.

5.02	Compliance with Laws

Tenant shall use and occupy and shall cause the Premises to be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws in force or regulations or orders, including without limitation all applicable environmental laws, regulations or orders. If due primarily to Tenant’s use or occupancy of the Premises, improvements are necessary to comply with any of the foregoing or with the requirements of insurance carriers, Tenant shall pay to Landlord the entire cost thereof. Tenant will immediately advise Landlord in writing of (i) any and all governmental or regulatory notices, orders and/or actions instituted, completed, or threatened affecting the Premises; and (ii) all claims made or threatened by any third party against Tenant, Landlord or the Premises arising out of Tenant’s use or occupancy of the Premises and the Land.

5.03	Abandonment

Tenant shall not vacate or abandon the Premises.

5.04	Nuisance

Tenant shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris or anything kept in a manner which attracts rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise.

5.05	Extraordinary Installations

Tenant shall not install anything that might affect the integrity or capacity of either the structure or the systems of the Building.

5.06	Jeopardy of Insurance

Tenant shall neither do nor omit to do anything that might result in any increase in the premiums for insurance maintained by Landlord in respect of the Building or which might result in the actual or threatened reduction or cancellation of or material adverse change in such insurance. If the premiums for such insurance are increased as a result of the use or occupancy of the Premises or any article kept on the Premises or any act or omission of Tenant or any person for whom Tenant is in law responsible or any subtenant of the Premises, or if any such insurance is actually, or threatened to be, either cancelled, reduced or materially adversely changed by an insurer by reason of the use or occupancy of the Premises, and if Tenant fails to remedy the condition or the use or occupancy giving rise to such actual or threatened cancellation, reduction or change within forty-eight (48) hours after notice thereof, Landlord may, without limiting its other remedies for the default, either:
(a)	re-enter and take possession of the Premises forthwith upon notice by Landlord to Tenant of its intention to do so; or

(b)	enter upon the Premises and remedy the condition, use or occupancy giving rise to such actual or threatened cancellation, reduction or change, and Tenant shall pay to Landlord its cost of doing so forthwith on demand. No such entry by Landlord shall be deemed a re-entry or a breach of Article 2.02 and Landlord shall not be liable for any damage to either the Premises or any property located on the Premises as a result of such entry.

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ARTICLE 6.00 SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD
6.01	Operation of Building

Subject to Tenant performing its obligations under this Lease, Landlord shall operate and maintain the Building in accordance with all applicable laws and regulations and with standards from time to time prevailing for similar office buildings in the area in which the Building is located, subject, however, to the limitations occasioned by the design and age of the Building and the capacity of its systems and shall provide the services set out in Articles 6.02, 6.03 and 6.04, subject to such limitations, and shall be entitled to make the alterations set out in Article 6.06. Landlord’s costs associated with this Article 6.00 that are properly includable in Operating Costs shall be included.

6.02	Services to Premises

Landlord shall provide in the Premises:
(a)	heat, ventilation and cooling as required for the comfortable use and occupancy of the Premises during Normal Business Hours;

(b)	janitor services, as reasonably required to keep the Premises in a clean and tidy condition, provided that Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day;

(c)	electric power for lighting and small business office equipment (but not lighting or equipment using amounts of power disproportionate to that used by typical office tenants); and

(d)	replacement of the standard fluorescent tubes, light bulbs and ballasts used in the Building as required from time to time as a result of normal usage.
6.03	Building Services

Landlord shall provide in the Building:
(a)	domestic running water and necessary supplies in washrooms sufficient for the normal use thereof by occupants in the Building;

(b)	elevator or escalator service if included in the Building;

(c)	heat, ventilation, cooling, lighting, electric power, domestic running water, and janitor service in those areas of the Building from time to time designated by Landlord for use during Normal Business Hours by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord;

(d)	a general directory board on which Tenant shall be entitled to have its name shown, provided that Landlord shall have exclusive control thereof and of the space thereon to be allocated to each tenant; and

(e)	maintenance, repair, and replacement as set out in Article 6.04.
6.04	Maintenance, Repair and Replacement

Landlord shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the provision of services of Landlord under Articles 6.02 and 6.03 and shall maintain and repair the foundations, structure and roof of the Building and repair damage to the Building which Landlord is obligated to insure against under Article 9.00, provided that:

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(a)	if all or part of such systems, facilities and equipment require maintenance or inspections or are destroyed, damaged or impaired, Landlord shall have a reasonable time in which to complete the necessary repair or replacement, and during the period of repair or replacement shall only be required to maintain such services as are reasonably possible in the circumstances;

(b)	Landlord shall use reasonable diligence in carrying out its obligations under this Article 6.04, but shall not be liable in any circumstances for any direct, indirect or consequential damages to Tenant or any other person or property for any failure to do so;

(c)	no reduction or discontinuance of such services or loss of use of the Premises shall be construed as an eviction of Tenant or (except as specifically provided in this Lease) release Tenant from any obligation under this Lease; and

(d)	nothing contained herein shall derogate from the provisions of Article 16.00.
6.05	Additional Services
(a)	If from time to time requested in writing by Tenant and to the extent that Landlord is reasonably able to do so, Landlord may elect to provide in the Premises services in addition to those set out in Article 6.02, provided that Tenant shall within ten (10) days of receipt of any invoices for any such additional service pay Landlord therefor at such reasonable rates as Landlord may from time to time establish.

(b)	Tenant shall not without Landlord’s written consent install in the Premises equipment which generates sufficient heat to affect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated. Landlord may install supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning system, as may in Landlord’s reasonable opinion be required to maintain proper temperature levels, and Tenant shall pay Landlord within ten (10) days of receipt of any invoice for the cost thereof, including installation, operation and maintenance expense plus fifteen percent (15%) of such costs for overhead.

(c)	If Landlord shall from time to time reasonably determine that the use of electricity or any other utility or service in the Premises is disproportionate to the use of other typical office tenants, Landlord may separately charge Tenant for the excess costs attributable to such disproportionate use calculated on a reasonable basis.

(d)	Landlord may install and maintain at Tenant’s expense, metering devices for measuring the use of any utility or service in the Premises. Tenant shall pay Landlord within ten (10) days of receipt of any invoice for the cost of installation and maintenance of such device plus fifteen percent (15%) of such cost on account of Landlord’s overhead.
6.06	Alterations by Landlord

Landlord may from time to time:
(a)	make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Building (including the Premises) where necessary to serve the Premises or other parts of the Building;

(b)	make changes in or additions to any part of the Building not in or forming part of the Premises;

(c)	terminate or amend Tenant’s right of use of any of the Common Areas or eliminate or change the location and size of any of the Common Areas or their facilities;

(d)	retain contractors and employ all personnel, including supervisory personnel and managers, that Landlord considers necessary for the effective maintenance, repair, operation, management and control of the Building; and

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(e)	do and perform such other acts in and to the Building or any of its component parts as Landlord considers reasonable for the proper and efficient maintenance, repair, operation, management and control of the Building, provided that in the course of Landlord’s exercise of its rights hereunder, Landlord shall be deemed not to have re-entered the Premises nor to have breached Article 2.02. Landlord shall perform all of its work as expeditiously as is reasonably possible so as to interfere as little as is reasonably possible with Tenant’s use of the Premises.

6.07	Access by Landlord

Tenant shall permit Landlord, its agents and consultants to enter the Premises outside Normal Business Hours, and during Normal Business Hours if such entry is necessitated by an emergency or will not unreasonably disturb or interfere with Tenant’s use of the Premises, to inspect, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, to take such steps as Landlord may deem necessary for the safety, improvement or preservation of the Premises or the Building, to remedy any nuisance in the Premises, to show the Premises to mortgagees, prospective mortgagees, purchasers, and prospective purchasers and, during the last eighteen (18) months of the Term, to prospective tenants. Landlord shall whenever possible consult with Tenant prior to such entry, but no such entry shall constitute a re-entry by Landlord or an eviction or entitle Tenant to any abatement of Rent.

6.08	Energy, Conservation, Safety and Security Policies

Landlord shall be deemed to have observed and performed the terms and conditions to be performed by Landlord under this Lease, including those relating to the provision of utilities and services, if in so doing it acts in accordance with any directive, policy or request of any governmental or quasi-governmental authority in respect of any energy, conservation, safety or security matter. Tenant shall at the request of Landlord comply with any such directive, policy or request.
ARTICLE 7.00 MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY TENANT
7.01	Condition of Premises

Except to the extent that Landlord is specifically responsible therefor under this Lease, Tenant shall maintain and repair the Premises and all Leasehold Improvements therein and keep them in good order and condition, including:
(a)	repainting and redecorating the Premises and cleaning window coverings and carpets in each case at reasonable intervals; and

(b)	making repairs, replacements and alterations as needed, including those necessary to comply with the requirements of any governmental or quasi-governmental authority having jurisdiction.
7.02	Failure to Maintain Premises

If Tenant fails to perform any obligation under Article 7.01, then on not less than ten (10) days notice to Tenant Landlord may enter the Premises and perform such obligation without liability to Tenant for any loss or damage to Tenant thereby incurred, and Tenant shall pay Landlord the cost thereof plus twenty percent (20%) of such cost for overhead and supervision, within ten (10) days of its receipt of Landlord’s invoice therefor.

7.03	Alterations by Tenant

Tenant may from time to time at its own expense install Leasehold Improvements and alter existing Leasehold Improvements (the “Tenant’s Work”) provided that:

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(a)	the Tenant’s Work shall not commence without the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Landlord acknowledges and agrees that its written approval shall include a detailed list of those improvements, including those improvements installed during the Early Occupancy Period, that Landlord will require Tenant to remove at the end of the Term or earlier termination thereof (the “Removable Leasehold Improvements”);

(b)	Tenant shall have furnished Landlord with two (2) complete sets of professionally prepared working drawings (which shall include any architectural, structural, electrical, mechanical, computer system wiring and telecommunication plans) of the proposed Tenant’s Work. Landlord requires that Tenant retain Landlord’s base building mechanical, electrical and structural engineering consultants to ensure compatibility of base building systems and the Tenant’s Work. If Tenant uses other consultants for the preparation of Tenant’s working drawings, then Landlord may elect to retain architects and engineers to review such working drawings for the purpose of approving the proposed Tenant’s Work (it being understood that notwithstanding such approval, Landlord shall have no responsibility with respect to the adequacy of such working drawings). Tenant shall pay on demand to Landlord the costs for the examination of such drawings by either Landlord or an outside consultant plus an amount equal to fifteen percent (15%) of such costs for overhead;

(c)	In addition to any other payment contained in this Article, Tenant shall pay to Landlord, on demand, a fee of eighty cents ($0.80) per square foot of the Square Feet in the Premises for coordination services provided by Landlord during Tenant’s construction of its Tenant’s Work which total cost of said Tenant’s Work exceeds ten thousand dollars ($10,000.00) in the aggregate as proven by receipted invoices supplied to Landlord;

(d)	Landlord shall have approved, prior to commencement of the Tenant’s Work, the contractors and subcontractors and their respective labour affiliations;

(e)	Tenant shall have provided prior to the commencement of the Tenant’s Work, performance and payment bonds as well as proof of workers compensation, all risks, builders’ risk, and contractors’ public liability and property damage insurance coverage, with Landlord and any mortgagee, as required by Landlord to be named as additional insureds, in amounts with insurers, and in form reasonably satisfactory to Landlord, which shall remain in effect during the entire period in which the Tenant’s Work will be carried out;

(f)	Tenant will deliver a complete list identifying every contractor and sub-contractor, accompanied by an up- to-date valid clearance certificate for each of them issued by the appropriate worker compensation, safety and insurance authority, and Tenant will not use any contractor or permit the use of any sub-contractor that is not identified on the list;

(g)	Tenant acknowledges that certain Tenant’s Work may require modification and interfacing with the base building and its systems and structure. If any proposed Tenant’s Work could affect the structure, the exterior walls or the systems of the Building, Landlord may require that any such Tenant’s Work be performed by either Landlord or its contractors in which case Tenant shall pay Landlord’s cost and fifteen percent (15%) thereof for overhead;

(h)	Tenant shall have provided to Landlord a copy of the contract for the Tenant’s Work and evidence satisfactory to Landlord as to the existence of all necessary permits;

(i)	Tenant shall perform the Tenant’s Work or cause the Tenant’s Work to be performed: (i) in accordance with any construction methods and procedures manual for the Building; (ii) in accordance with the plans and specifications submitted to and approved by Landlord; (iii) in accordance with any conditions, regulations, procedures or rules imposed by Landlord; (iv) in compliance with all applicable laws (including occupational health and safety, and workplace hazardous materials information system requirements and legislation); and (v) in a good and workmanlike and expeditious manner using new materials;

(j)	Landlord may inspect construction as it proceeds (the onus being on Tenant to advise Landlord whenever any phase has been completed so that an inspection can be made);

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(k)	upon completion of the Tenant’s Work, Tenant shall provide Landlord with a complete set of “as built” drawings for the Tenant’s Work; and

(l)	if Tenant fails to observe any of the requirements of this Article, Landlord may require that construction stop and that the Premises be restored to their prior condition failing which Landlord may do so and Tenant shall pay Landlord’s cost plus fifteen percent (15%) thereof for overhead.
Any increase in Operating Costs or Taxes attributable to such Tenant’s Work shall be borne by Tenant.

7.04	Telephone and Computer Systems
(a)	Tenant may utilize a telecommunication service provider of its choice, subject to the provisions of this Lease, including but not limited to the following:
(i)	the service provider shall execute and deliver Landlord’s standard form of license agreement which shall include a provision for Landlord to receive reasonable compensation for the use of the space for the service provider’s equipment and materials;

(ii)	Landlord shall incur no expense or liability whatsoever with respect to any aspect of the provision of telecommunication services, including without limitation, the cost of installation, service, materials, repairs, maintenance, and interruption or loss of telecommunication service;

(iii)	Landlord must first reasonably determine that there is sufficient space in the risers of the Building for the installation of the service provider’s equipment and materials; and

(iv)	if the service provider chosen by Tenant begins to provide service to the Building as the result of the Tenant’s choosing the service provider, Tenant shall indemnify and hold harmless Landlord for all losses, claims, demands, expenses, and judgements against Landlord caused by or arising out of, either directly or indirectly, any acts or omissions by the service provider, its contractors and those for whom they are responsible at law..
(b)	As part of the Tenant’s Work, Tenant shall be responsible for the costs associated with the supply and installation of telephone, computer and other communications equipment and systems and related wiring within the Premises to the boundary of the Premises for hook up or other integration with telephone and other communications equipment and systems of a telephone or other communications service provider,

(c)	Landlord shall supply space in risers in the Building and space on the floor(s) of the Building in which the Premises are located, the location of which shall be designated by Landlord in its sole discretion, to telecommunication service providers who have entered into Landlord’s standard form of license agreement for the purpose, without any cost or expense to Landlord therefor, of permitting installation in such risers and on such floor(s) of telephone and other communications services and systems (including data cable patch panels) to the Premises at a point designated by Landlord.

(d)	Landlord shall have the right to assume control of the cables and other telecommunication equipment in the Building and may designate them as part of the Common Areas.

(e)	Tenant releases Landlord from all claims for loss or damage which it might suffer as the result of any interruption of telecommunication service regardless of how it occurs and regardless of negligence on the part of Landlord, any contractor of Landlord, and any person for whom they are responsible at law, and Tenant will indemnify Landlord against all claims by third parties related to interruption of telecommunication services with Tenant, or any other occupant of the Premises, regardless of how caused and regardless of negligence on the part of the Landlord, its contractors and those for whom they are responsible at law.

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(f)	If required by Landlord, Tenant will change its service provider if the license agreement referred to above is terminated or expires without being renewed. Landlord has no obligation to ensure continuation of service by Tenant’s service provider.
7.05	Liens

Tenant shall pay before delinquency all costs for work done in the Premises which could result in any lien or encumbrance on the Land or Building, shall keep the title to the Land and the Building free and clear of any lien or encumbrance and shall indemnify and hold harmless Landlord from and against any claim, loss, cost, demand and legal or other expense, whether in respect of any lien or otherwise, arising from the supply of material, services or labour for such work or otherwise. Tenant shall immediately notify Landlord of any such lien or encumbrance of which it has or reasonably should have knowledge, and shall cause the same to be removed or vacated within five (5) days failing which Landlord may take such action as Landlord deems necessary to remove or vacate the same and Tenant shall pay to Landlord on demand the entire cost thereof plus an administration fee of fifteen percent (15%) of such cost. Tenant shall not mortgage, charge, grant a security interest in or otherwise encumber any Leasehold Improvements.

7.06	Signs

Any sign, lettering or design in the Premises that is visible from the exterior of the Premises shall be subject to approval by Landlord, and shall conform to the uniform pattern of identification signs for tenants in the Building as prescribed by Landlord. Tenant shall not inscribe or affix any sign, lettering or design which is visible from the exterior of the Building.

7.07	Removal of Leasehold Improvements — Expiration or Termination of Term

Subject as hereinafter provided, immediately prior to the expiration of the Term, or immediately following the termination thereof, Tenant shall remove all Removable Leasehold Improvements, as defined in Section 7.03 of this Lease; trade fixtures; personal property; and any signs and repair any damage to the Building or the Premises occasioned by such installation and removal. Landlord may, by notice given prior to the expiration of the Term, or immediately following the termination thereof, elect to remove some or all of the Removable Leasehold Improvements and Tenant shall pay Landlord’s cost on account thereof plus an administration fee of fifteen percent (15%) of the cost. Upon the expiration or earlier termination of the Term, all trade fixtures, personal property and signs of Tenant remaining in the Premises shall at the option of Landlord become its property, and may be appropriated, sold, removed, destroyed or otherwise disposed of by Landlord without notice or obligation to compensate Tenant or to account to Tenant, and Tenant shall pay to Landlord on demand all costs incurred by Landlord in connection therewith, plus an administration fee of fifteen percent (15%) of the costs.
ARTICLE 8.00 TAXES
8.01	Landlord’s Taxes

Landlord shall pay before delinquency (subject to Tenant’s obligation to pay Operating Costs and Taxes under Article 4.02) every real estate tax, assessment, licence fee and other charge, excepting Tenant’s taxes under Article 8.02, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction upon or on account of the Land or the Building.

8.02	Tenant’s Taxes

Tenant shall pay to the appropriate authority before delinquency every tax, assessment, licence fee, excise and other charge, however described, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction upon or on account of:
(a)	operations at, occupancy of, or conduct of business in or from the Premises by or with the permission of Tenant; and

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(b)	Leasehold Improvements and all property in the Premises that is not owned by Landlord.
provided that if Landlord so elects by notice to Tenant, Tenant shall pay to Landlord any amounts payable under this Article 8.02 in monthly installments and Landlord shall remit such amounts to the appropriate authorities.

8.03	Right to Contest

Tenant shall not contest the validity or amount of any tax, assessment, licence fee, excise fee and other charge payable under Article 8.01. Tenant shall have the right to contest the validity or amount of any tax, assessment, licence fee, excise fee and other charge payable under Article 8.02, provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord’s interest in the Premises or result in any increase in taxes paid by other tenants in the Building or taxes under Article 8.01 and that upon the final determination of any contest by Tenant, Tenant shall immediately pay the amount found to be due, together with any costs, penalties and interest. Tenant shall indemnify Landlord for any costs, expenses, liabilities or damages, including without limitation increases in taxes which are or may be suffered by Landlord directly or indirectly as a result of such contest.
ARTICLE 9.00 INSURANCE
9.01	Landlord’s Insurance

Landlord shall maintain (Landlord’s cost of compliance with this Article 9.01 being included in Operating Costs) liability insurance, all risk property insurance, boiler and pressure vessel insurance, and other insurance on the Building and all property and interest of Landlord in the Building as determined by Landlord with coverage and in amounts that are comparable to coverages typically maintained by the owners of similar buildings in the vicinity of the Building.

9.02	Tenant’s Insurance

Tenant shall maintain:
(a)	all risk property insurance in amounts sufficient to fully cover, on a replacement cost basis without deduction for depreciation, all Leasehold Improvements and all property, including without limitation Tenant’s inventory, furniture and movable equipment, in the Premises which is not owned by Landlord;

(b)	if applicable, boiler and machinery insurance on a replacement cost basis to cover Leasehold Improvements and all property in the Premises that is not owned by Landlord;

(c)	liability insurance on an occurrence basis, against claims for bodily injury, personal injury and property damage in or about the Premises, contractual liability, tenant’s legal liability, non-owned automobile liability, and owner’s and contractors protective liability, in amounts which are from time to time acceptable to a prudent tenant in the community in which the Building is located, but not less than $5,000,000.00 in respect of each occurrence. Landlord acknowledges that the $5,000,000.00 per occurrence limit may be created through any combination of primary and excess/umbrella insurance;

(d)	business interruption insurance including loss of profits; and

(e)	any other form of insurance, in such amounts and against such risks, as Landlord may in its discretion require.
Policies for such insurance shall (i) be in a form, on terms and with an insurer approved by Landlord, (ii) require at least thirty (30) days’ written notice to Landlord of termination or material alteration during the Term, (iii) waive any right of subrogation against Landlord and those for whom Landlord is at law responsible, (iv) contain a standard mortgage clause as required by any mortgagee, (v) contain a provision that Tenant’s insurance is primary, (vi) not call into contribution any other insurance available to Landlord, (vii) contain a severability of

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interests clause and a cross-liability clause, where applicable and shall not contain a co-insurance clause, and (viii) add Landlord and its mortgagees as additional insureds. If requested by Landlord, Tenant shall from time to time promptly deliver to Landlord certified copies or other evidence satisfactory to Landlord of such policies, and evidence satisfactory to Landlord that all premiums thereon have been paid and the policies are in full force and effect.

9.03	Tenant’s Failure To Insure

Should Tenant fail to maintain the insurance required in Article 9.02, in addition to its rights under Article 19.03, Landlord may elect to obtain the required insurance. Tenant shall upon demand pay to Landlord, as Rent, Landlord’s cost of obtaining such insurance.
ARTICLE 10.00 INDEMNIFICATIONS AND RELEASES
10.01	Indemnity by Landlord

The Tenant indemnifies and holds harmless the Landlord, its directors, officers, shareholders, employees and agents from any and all claims, demands, and costs for damage and injury, including death, to the person or property of any person, firm or corporation, (except for the Landlord and its employees) arising out of the Tenant’s use of or operations in the Premises, including the Lands and Building, except where the damage or injury arises out of the negligence of the Landlord, its directors, officers, employees and agents and those for whom in law it is responsible.

10.02	Release of Landlord

The Tenant hereby releases the Landlord and its directors, officers, shareholders, employees and agents from any and all liability for loss or claim, including all resulting consequential and indirect losses, as a result of loss, damage or injury to the property and persons of the Tenant and its employees, or as a result of damages or losses including economic losses relating to damage to the Building or loss of access to the Premises, and whether or not such loss or claim may have arisen out of the negligence of the Landlord or those for whom the Landlord is in law responsible; and the Tenant agrees to indemnify and hold harmless the Landlord and its directors, officers, shareholders, employees and agents from any loss, cost, damage, expense, suit, action, and demand relating to such claim or loss, including all resulting consequential and indirect losses including such losses relating to suits, actions or claims of third party clients or customers of the Tenant.

10.03	Indemnity of Tenant

The Landlord indemnifies and holds harmless the Tenant, its directors, officers, shareholders, employees, and agents from any and all claims, demands and costs for damage and injury, including death, to the person or property of any person, firm or corporation, (except for the Tenant and its employees) arising out of the Landlord’s operations in the Lands and Building, except where the damage or injury arises out of the negligence of the Tenant, its directors, officers, employees and those for whom in law it is responsible or any other tenant or person in the Building.

10.04	Release of Tenant

The Landlord hereby releases the Tenant and its directors, officers, shareholders, employees and agents from any and all liability for loss or claim, including all resulting consequential and indirect losses, as a result of loss, damage or injury to the property and persons of the Landlord and its employees and whether or not such loss or claim may have arisen out of the negligence of the Tenant or those for whom the Tenant is in law responsible; and the Landlord agrees to indemnify and hold harmless the Tenant and its directors, officers, shareholders, employees and agents from any loss, cost, damage, expense, suit, action, and demand relating to such claim or loss, including all resulting consequential and indirect losses of the Landlord, and excluding such claims or losses relating to any loss, cost, damage, expense, suit, action, or demand of or by third parties.

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10.05	Mortgagees and Property Managers

Any and all release and indemnity clauses which are included in the Lease for the benefit of the Landlord are intended also to benefit the mortgagees and property managers of the Landlord and the officers, directors, shareholders, employees and agents of each one of them, and, for the purposes of such clauses, the Landlord is hereby acting as agent or trustee on behalf of and for the benefit of the persons or entities mentioned above.
ARTICLE 11.00 ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS
11.01	Transfer

“Transfer” means all or any of the following, whether by conveyance, written agreement or otherwise, and whether or not by operation of law: an assignment of this Lease by Tenant or any interest in this Lease, in whole or in part, any mortgage, charge, debenture (floating or otherwise), or encumbrance of this Lease or Tenant’s interest in this Lease, in whole or in part, a sublease, or sharing or parting with possession of all or any part of the Premises, a change in a partnership if the change results in a change in the effective control of Tenant and, a transfer or other dealing in respect of all or part of the corporate shares of Tenant or an affiliate of Tenant that results in a change in the effective voting control of Tenant. “Transferor” and “Transferee” have meanings corresponding to this definition of “Transfer” and in the case of a Transfer involving corporate shares, or partnership interests, the “Transferor” is the person or entity with effective control, or voting control before the Transfer and the Transferee is the person or entity with effective control, or voting control after the Transfer.

11.02	Landlord’s Consent

Tenant will not effect or attempt to effect a Transfer without the prior written consent of Landlord which shall not be unreasonably withheld unless Landlord elects to terminate the Lease pursuant to Article 11.04. Landlord shall be deemed to be acting reasonably in withholding its consent if:
(a)	the Transfer would violate any covenant or restriction given to any other tenant of the Building;

(b)	in Landlord’s opinion:
(i)	either the financial background or the business history and capability of the proposed Transferee is not satisfactory or

(ii)	the nature or character of the proposed business of the proposed Transferee is such that it might harm Landlord’s business or reputation or reflect unfavourably on the Building, Landlord, or other tenants of the Building, or the image of any of them, or is unethical, immoral or illegal;
(c)	the proposed Transferee or any principal of the proposed Transferee or any principal shareholder of the proposed Transferee has a history of defaults under other commercial leases or does not have a satisfactory history of compliance with laws;

(d)	Landlord at the time has, or will have in the next ensuing three (3) month period, other premises in the Building suitable for leasing to the proposed Transferee;

(e)	the proposed Transferee has agreed to pay to the proposed Transferor some form of consideration that is reasonably attributable to the value of the Premises or to any Leasehold Improvements;

(f)	the proposed Transfer is in favour of any existing tenant or occupant of the Building or of any other building owned or operated by Landlord or any of its affiliates within the City in which the Building is situated;

(g)	the amount of rent to be paid by the proposed Transferee is less than that provided for in this Lease or the terms of the proposed Transfer are otherwise in any respect more favourable to the proposed Transferee than those of this Lease are to Tenant;

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(h)	the proposed Transfer is a mortgage, charge or other encumbrance of Tenant’s rights or interest under this Lease;

(i)	an event of default on the part of Tenant hereunder has occurred and is continuing or any notice of default was given by Landlord to Tenant in the preceding twelve (12) month period;

(j)	the proposed Transfer is a sublease by an existing sublessee of the Premises or any part thereof;

(k)	Landlord does not receive sufficient information to enable it to make a determination concerning the matters set out above; or

(1)	there is any other reasonable ground not stated above for withholding consent.
11.03	Public Corporations

A Transfer that occurs as the result of a change in control of a Tenant will not require the consent of Landlord if the shares are listed and traded on any recognized stock exchange in Canada or the United States.

11.04	Landlord’s Termination Right

If Tenant requests Landlord’s consent to a Transfer it will provide full particulars concerning the Transfer including without limitation, copies of any written offer, agreement or draft agreement pertaining to the Transfer, payments and any other consideration to be made or provided by the proposed Transferee in consideration for the Transfer, and any other information concerning the proposed Transfer or the financial and business history of the proposed Transferee that Landlord may require. Landlord will within fifteen (15) days after its receipt of the request for consent and all such information, notify Tenant that either (i) it consents to the Transfer, or (ii) it elects to cancel this Lease as to the whole or part of the Premises affected by the proposed Transfer, or (iii) it does not consent to the Transfer. If Landlord elects to terminate this Lease, Tenant may, by notice to Landlord given within seven (7) days after receipt of Landlord’s notice, withdraw its request for Landlord’s consent. In that case, Landlord’s election to terminate this Lease will be void. If Tenant fails to withdraw its request for Landlord’s consent, Tenant will deliver, in accordance with the provisions of this Lease, vacant possession of the whole or the part, as the case may be, of the Premises affected by the termination on the date specified in Landlord’s notice, which date will not be less than thirty (30) days nor more than one hundred and twenty (120) days after the date the notice is given or at the Landlord’s option on the date the proposed Transfer is to take effect. If Tenant is required to deliver possession of a part only of the Premises, Tenant will pay all costs incurred in connection with rendering that part functionally separate and suitable for separate use and occupancy, including partitioning and providing entrances and services, plus a sum equal to fifteen percent (15%) of the costs as an administration fee.

11.05	Acceptance of Rent

After a Transfer, Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent payable hereunder but no acceptance by Landlord of any payments by a Transferee constitutes a waiver of the requirement for Landlord’s consent to the Transfer or an acceptance of the Transferee nor will it release Tenant from its covenants and obligations under this Lease. Any documents evidencing a Transfer may, at Landlord’s option, be prepared by Landlord or its solicitors.

11.06	Conditions of Consent

Any consent by Landlord to a Transfer will be subject to the following conditions:
(a)	Tenant will pay to Landlord any money or other consideration (including without limitation, any amount payable by the Transferee to Tenant in excess of the Annual Rent payable by Tenant under Article 4.01) from time to time paid by any Transferee to Tenant in connection with the Transfer:

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(b)	if Landlord requires, the Transferee shall execute an agreement directly with Landlord agreeing to be bound by this Lease, and in the case of a sublease the Transferee shall waive any right to obtain relief from forfeiture, to obtain a direct lease from Landlord or to become the tenant of Landlord notwithstanding any statute or law that would otherwise give those rights to sub-tenants;

(c)	Tenant and each Transferee will be bound by this Lease and any amendment of this Lease throughout the Term and any renewal or extension of the Term regardless of whether or when an amendment of this Lease is made; whether agreed to by Tenant or a Transferee, and regardless of any surrender and new lease that is deemed at law to occur as the result of any amendment of this Lease. The liability of Tenant and each Transferee will continue as though Tenant and each subsequent Transferee had signed each amendment of this Lease;

(d)	Tenant shall pay any legal costs incurred by Landlord in connection with documents relating to a Transfer or Landlord’s consent together with Landlord’s reasonable administrative charge for considering a request to consent and, as a condition of considering a request for consent, Landlord may require payment of a reasonable deposit of at least five hundred dollars ($500.00) on account of its costs;

(e)	if this Lease is disaffirmed, disclaimed, terminated, repudiated, or surrendered (each of these transactions being referred to as an “Early Termination”) by any trustee in bankruptcy of a Transferee, by any court appointed officer, or by a Transferee in connection with any insolvency proceedings, Tenant and any Transferee (except the bankrupt or insolvent Transferee) will be considered, on notice from Landlord given within thirty (30) days after the Early Termination, to have entered into a lease with Landlord on the same terms and conditions as are contained in this Lease except that the term of the lease shall commence on the date of the Early Termination and shall expire on the date this Lease would have expired but for the Early Termination; and

(f)	no consent to a Transfer will be considered as a waiver of the requirement for Landlord’s consent in respect of a subsequent Transfer.
ARTICLE 12.00 SURRENDER
12.01	Possession

Upon the expiration or other termination of the Term, Tenant shall immediately quit and surrender vacant possession of the Premises in substantially the condition in which Tenant is required to maintain the Premises excepting only reasonable wear and tear, damage covered by Landlord’s insurance under Article 9.01 and the obligation of Tenant to remove Leasehold Improvements and repair damage to the Premises in accordance with Article 7.07. Upon such surrender, all right, title and interest of Tenant in the Premises shall cease.

12.02	Merger

The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work as a merger, and shall at Landlord’s option either terminate any and all subleases or operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s option hereunder shall be exercised by notice to Tenant and all known subtenants in the Premises or any part thereof. If this Lease is surrendered by operation of law or otherwise, Tenant will indemnify Landlord against all claims by subtenants or others claiming by or through Tenant in respect of any interest in this Lease.

12.03	Payments After Termination

No payments of money by Tenant to Landlord after the expiration or other termination of the Term or after the giving of any notice (other than payment in full of arrears of Rent and any accelerated Rent before termination of the Term, when a notice of default has been given) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to the payment of such money. After the giving of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent and other amounts payable by Tenant under this Lease, and

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the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.
12.04	Survival of Obligations

If Tenant has failed to perform any of its obligations under this Lease, such obligations and the rights of Landlord in respect thereto shall survive the expiration or other termination of the Term.
ARTICLE 13.00 HOLDING OVER
13.01	Month-to-Month Tenancy

If without Landlord’s consent or with Landlord’s written consent, which consent Landlord may withhold in its sole discretion, Tenant remains in possession of the Premises after the expiration or other termination of the Term, Tenant shall occupy the Premises, as a month-to-month tenant at a monthly rental equal to twice the Rent determined in accordance with Article 4.00 or such other rental and on such other terms as may be stated in such consent, and such tenancy may be terminated by Landlord at any time upon notice of termination to Tenant.

13.02	General

Any overholding by Tenant shall be subject to all other terms and conditions of this Lease except any right of renewal, any exclusive use or other restriction, any option to lease, any right of first refusal and any other pre-emptive or collateral right, and nothing contained in this Article 13.00 shall be construed to limit or impair any of Landlord’s rights of re-entry or eviction or other rights and remedies or constitute a waiver thereof.
ARTICLE 14.00 RULES AND REGULATIONS
14.01	Purpose

The Rules and Regulations are for the safety, benefit and convenience of all tenants and other persons in the Building.

14.02	Observance

Tenant shall at all times comply with, and shall cause its employees, agents, licensees and invitees to comply with, the Rules and Regulations.

14.03	Modification

Landlord may from time to time, for the purposes set out in Article 14.01, amend, delete from, or add to the Rules and Regulations, provided that any such modification shall be (i) not inconsistent with any other provision of this Lease; (ii) reasonable and have general application to substantially all tenants in the Building; and (iii) effective only upon delivery of a copy thereof to Tenant at the Premises.

14.04	Non-Compliance

Landlord shall use its reasonable efforts to secure compliance by all tenants of the Building and other persons with the Rules and Regulations from time to time in effect, but shall not be responsible to Tenant for failure of any person to comply with such Rules and Regulations.
ARTICLE 15.00 EXPROPRIATION
15.01	Expropriation

Landlord and Tenant will co-operate with each other regarding any expropriation of the Premises or the Building or any part of them so that each receives the maximum award to which it is entitled at law. To the extent any

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part of the Building or the Land other than the Premises is expropriated, the full proceeds accruing or awarded as a result thereof belong to Landlord and Tenant will abandon or assign to Landlord any rights that Tenant may have or acquire by operation of law to those proceeds or awards and will execute any documents that Landlord requires to give effect thereto.
ARTICLE 16.00 DAMAGE BY FIRE OR OTHER CASUALTY
16.01	Limited Damage to Premises

If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect, can be substantially repaired under applicable laws and governmental regulations within one hundred eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), Landlord shall, to the extent of insurance proceeds which it receives and to the extent that any mortgagee(s) entitled to be paid such insurance proceeds consents to the use of same, forthwith repair such damage other than damage to Leasehold Improvements and any other property that is not the responsibility of or is not owned by Landlord.

16.02	Major Damage to Premises

If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect, cannot be substantially repaired under applicable laws and governmental regulations within one hundred eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), then Landlord may elect to terminate this Lease as of the date of such casualty by notice delivered to Tenant not more than ten (10) days after receipt of the Architect’s opinion, failing which Landlord shall, to the extent of insurance proceeds which it receives and to the extent that any mortgagee(s) entitled to be paid such insurance proceeds consents to the use of same, forthwith repair such damage other than damage to Leasehold Improvements and any other property that is not the responsibility of or is not owned by Landlord. In executing repairs under this Article 16.00, Landlord may use new plans and specifications.

16.03	Abatement

If Landlord is required to repair damage to the Premises under Articles 16.01 or 16.02, the Annual Rent payable by Tenant shall be proportionately reduced to the extent that the Premises are rendered unusable by Tenant in its business, from the date of the casualty until five (5) days after completion by Landlord of the repairs to the Premises or until Tenant again uses the Premises (or the part thereof rendered untenantable) in its business, whichever first occurs.

16.04	Major Damage to Building

If the Building or its systems are damaged to such an extent that its operation is affected, or if twenty five percent (25%) or more of the Square Feet in the Building are damaged or destroyed, Landlord may elect to terminate this Lease as of the date of such damage (or on the date of notice if the Premises are unaffected by such casualty) by notice given to Tenant not more than sixty (60) days after the date of such casualty.

16.05	Limitation on Landlord’s Liability

Except as specifically provided in this Article 16.00, there shall be no reduction of Rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises. Notwithstanding anything contained herein, Rent payable by Tenant hereunder shall not be abated if the damage is caused by any act or omission of Tenant, its agents, servants, employees or anyone for whom Tenant is responsible at law, or any other person entering upon the Premises under express or implied invitation of Tenant.

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ARTICLE 17.00 TRANSFERS BY LANDLORD
17.01	Sale, Conveyance and Assignment

Nothing in this Lease shall restrict the right of Landlord to sell the Building or transfer, assign or otherwise deal with its title thereto or any interest therein, subject to the rights of Tenant under this Lease.

17.02	Effect of Sale, Conveyance or Assignment

A sale, transfer or assignment of the Building or the title thereto or any interest therein shall operate to release Landlord from liability under this Lease, from and after the effective date thereof except as such may relate to the period prior to such effective date, and Tenant shall thereafter look solely to Landlord’s successor in interest. The obligations of Tenant under this Lease shall not be affected by any such sale, transfer or assignment, and Tenant shall attorn to Landlord’s successor in interest.

17.03	Subordination

At the option of any mortgagee, chargee or other encumbrancer of the Lands (“Mortgagee”), or Landlord, this Lease shall be prior to, or shall be subject and subordinate in all respects to, any and all mortgages and deeds of trust now or hereafter placed on the Building or the Land. Tenant, on request by Landlord or Mortgagee and without cost to Landlord or Mortgagee, shall execute and deliver any and all instruments further evidencing such priority or subordination. If Tenant fails to execute and deliver the required instrument or instruments to further evidence such priority or subordination, Tenant hereby irrevocably constitutes and appoints Landlord the true and lawful attorney of Tenant to execute any and all instruments necessary to do so.

17.04	Attornment

Subject to Article 17.05, if the interest of Landlord is transferred to any person (herein called a “Purchaser”) by reason of foreclosure or other proceedings for enforcement of any mortgage or deed of trust, or by delivery of a deed in lieu of such foreclosure or other proceedings, or if any Mortgagee shall take possession of the Building or the Premises Tenant shall, at the option of Purchaser or Mortgagee, immediately attorn to Purchaser or Mortgagee. Landlord may require Tenant, at Tenant’s cost, to enter into an agreement in the form required by any Purchaser or Mortgagee to attorn to Purchaser or Mortgagee in order to give effect to what is stated above. Tenant hereby irrevocably appoints Landlord the true and lawful attorney of Tenant to execute any and all instruments necessary to give effect to what is stated above.

17.05	Effect of Attornment

Upon attornment under Article 17.04 the obligations of Tenant under this Lease shall continue in full force and effect upon all the same terms, conditions and covenants in this Lease except that, after such attornment, Purchaser or Mortgagee shall not be:
(a)	liable for any act or omission of Landlord;

(b)	subject to any offsets or defenses which Tenant might have against Landlord; or

(c)	bound by any prepayment by Tenant of more than one month’s installment of Rent, or by any previous modification of this Lease, unless such prepayment or modification shall have been approved in writing by Purchaser or Mortgagee or any predecessor in interest except Landlord.
ARTICLE 18.00 NOTICES, ACKNOWLEDGEMENTS, AUTHORITIES FOR ACTION
18.01	Notices

Any notice from one party to the other hereunder shall be in writing and shall be deemed duly given if delivered, if mailed by registered or certified mail or if sent by facsimile to Tenant at the Premises (whether or not Tenant

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has departed from, vacated or abandoned the same); or to Landlord, as the case may be, at the property management office for the Building, as designated from time to time, and addressed to the attention of the Property Manager. Any notice shall be deemed to have been given at the time of delivery or, if mailed, three (3) days after the date of mailing thereof or if made or given by facsimile, on the next business day following the transmittal thereof, as evidenced by confirmation of receipt. Either party shall have the right to designate by notice, in the manner above set forth, a different address to which notices are to be mailed. No notice given by email or by other similar electronic means will be considered to have been given in writing
18.02	Acknowledgements

Tenant shall at any time and from time to time upon not less than ten (10) days’ prior notice from Landlord execute, acknowledge and deliver a written statement certifying:
(a)	that this Lease is in full force and effect, subject only to such modifications (if any) as may be set out therein;

(b)	that Tenant is in possession of the Premises and paying Rent as provided in this Lease;

(c)	the dates (if any) to which Rent is paid in advance;

(d)	that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed; and

(e)	as to such other matters relating to Tenant, this Lease or the Premises, as any building purchaser or mortgage lender, actual or prospective, may reasonably request.
Any such statement may be addressed to and relied upon by any such purchaser or lender. If Tenant fails to deliver such statement, Tenant shall be deemed to have acknowledged that this Lease is in full force and effect, without modification except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance.

18.03	Authorities of Action

Landlord may act in any matter provided for herein by its property manager and any other person who shall from time to time be designated in writing by Landlord to Tenant. Tenant acknowledges that if this Lease has been executed for and on behalf of, in the name of and with the authority of Landlord by the property manager then the covenants and agreements of Landlord are obligations of Landlord and its successors and assigns only and are not obligations personal to or enforceable against the property manager in its own right.
ARTICLE 19.00 DEFAULT
19.01	Interest and Costs

Tenant shall pay to Landlord upon Landlord’s written demand interest at a rate equal to the lesser of Prime plus five percent (5%) per annum and the maximum rate permitted by applicable law, on all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied. Tenant shall indemnify Landlord against all costs and charges (including legal fees and disbursements on a solicitor and his client basis) incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of Tenant or upon expiration or other termination of the Term of this Lease, or in enforcing any covenant, proviso or agreement of Tenant herein contained. On each occurrence of default in the payment of Rent, Tenant shall pay to Landlord on demand in addition to the aforesaid interest a two hundred dollar ($200) administration fee.

19.02	Right of Landlord to Perform Covenants

All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant without any abatement of Rent. If Tenant fails to perform any act on its part to be performed hereunder, and such failure

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continues for ten (10) days after notice thereof from Landlord, Landlord may (but shall not be obligated so to do) perform such act without releasing Tenant from any of its obligations relative thereto. All sums paid or costs incurred by Landlord in so performing such acts under this Article 19.02, together with interest thereon at the rate set out in Article 19.01 and an administration fee of fifteen percent (15%) of all such costs, from the date each such payment was made or each such cost was incurred by Landlord, shall be payable by Tenant to Landlord on demand.
19.03	Events of Default

If and whenever:
(a)	the Rent hereby reserved is not paid in full when due, and such default continues for five (5) business days after the due date;

(b)	the Lease or any goods, chattels or equipment of Tenant is seized, taken or exigible in execution or in attachment or if a writ of execution or enforcement is issued against Tenant;

(c)	Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary dissolution, winding-up or liquidation proceedings or if a receiver is appointed for all or part of the business, property, affairs or revenues of Tenant, or if Tenant makes a proposal, arrangement or compromise with creditors;

(d)	Tenant makes a bulk sale of its goods, moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business) or ceases to conduct business from the Premises;

(e)	Tenant fails to observe, perform and keep each of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by Tenant (other than its covenant to pay Rent) and persists in such failure after ten (10) days’ notice by Landlord requiring that Tenant remedy, correct, desist or comply (or if any such breach would reasonably require more than ten (10) days to rectify, unless Tenant commences rectification within the ten (10) day notice period and thereafter promptly, effectively and continuously proceeds with the rectification of the breach); or

(f)	Tenant purports to effect a Transfer other than in compliance with the provisions of this Lease, then and in any of such events, the full amount of the current month’s and the next ensuing three (3) months’ installments of Rent shall immediately become due and payable and Landlord may immediately distrain for the same, together with any arrears then unpaid and at the option of Landlord, Landlord may terminate this Lease by giving notice thereof, and Landlord may without notice or any form of legal process whatsoever forthwith re-enter the Premises, anything contained in any statute or at law to the contrary notwithstanding, and may expel all persons and remove all property from the Premises and such property may be removed and sold or disposed of by Landlord as it deems advisable or may be stored in a public warehouse or elsewhere at the cost of Tenant without Landlord being considered guilty of trespass or conversion or becoming liable for any loss or damage which may be occasioned thereby, provided, however, that such termination shall be wholly without prejudice to the right of Landlord to recover arrears of Rent and damages for any default by Tenant hereunder. Should Landlord at any time terminate this Lease by reason of any such event, then, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur as a result of such termination. If Landlord re-enters and terminates this Lease and Tenant fails to remove its property within ten (10) days after notice requiring it to do so is given, Tenant will be deemed to have abandoned its property and Landlord will be entitled to retain it or dispose of it for Landlord’s benefit. Tenant expressly waives the provisions of Section 19(2) of the Commercial Tenancies Act (Ontario) and any successor or replacement legislation or any similar legislation of the province in which the Building is situated.

19.04	Waiver of Exemption and Redemption

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Notwithstanding anything contained in any statute now or hereafter in force limiting or abrogating the right of distress, none of Tenant’s goods, chattels or trade fixtures on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and upon any claim being made for such exemption by Tenant or on distress being made by Landlord this agreement may be pleaded as an estoppel against Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in any such statute, Tenant hereby waiving all and every benefit that could or might have accrued to Tenant under and by virtue of any such statute but for this Lease. Tenant hereby also expressly waives any and all rights of redemption granted by or under any present or future laws if Tenant is evicted or dispossessed for any cause. In exercising its right to distrain, Landlord, in addition to the rights reserved to it, shall have the right:
(a)	to enter the Premises by force or otherwise without being liable for any prosecution therefor;

(b)	to change the locks on the Premises without re-entering the Premises or terminating this Lease in order to prevent the removal of the property to be distrained; and

(c)	to levy distress after sunset and before sunrise.
19.05	Payments

Notwithstanding any termination of this Lease, Landlord shall be entitled to receive Rent and all Rental Taxes up to the time of termination plus accelerated Rent as herein provided and damages including but not limited to (i) damages for the loss of Rent suffered by reason of this Lease having been prematurely terminated; (ii) the costs of reclaiming, repairing and re-leasing the Premises; and (iii) legal fees and disbursements on a solicitor and his client basis.

19.06	Remedies Cumulative

No reference to or exercise of any specific right or remedy by Landlord shall prejudice or preclude Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy, but Landlord may from time to time exercise any one or more of such remedies independently or in combination.

19.07	Collateral Rights

Tenant acknowledges that any right of first refusal, option to lease, right of first offer or other right to lease and any exclusive use restriction or similar restriction granted to it under this Lease is collateral in nature and not fundamental to this Lease. The remedies of Tenant in connection with any breach of such rights are limited to an action in damages and will not entitle Tenant to treat any breach of such rights as a repudiation or fundamental breach of this Lease by Landlord.
ARTICLE 20.00 MISCELLANEOUS
20.01	Relationship of Parties

Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant, and it is acknowledged and agreed that Landlord does not in any way or for any purpose become a partner of Tenant in any business, or a joint venturer or a member of a joint or common enterprise with Tenant.

20.02	Consent Not Unreasonably Withheld

Except as otherwise specifically herein provided, whenever the consent or approval of Landlord or Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld or delayed. Tenant’s sole remedy if Landlord unreasonably withholds or delays its consent or approval if it is not entitled hereunder to do so shall be an action for specific performance, and Landlord shall not be liable for damages. If either party withholds any consent or approval, such party shall on written request deliver to the other party a written statement giving the reasons therefor, unless it is Landlord who has done so in its discretion.

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20.03	Name of Building

Landlord shall have the right, from time to time, to change the name, number or other designation of the Building.

20.04	Applicable Law and Construction

This Lease shall be governed by and construed under the laws of the jurisdiction in which the Building is located, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Tenant. The words Landlord and Tenant shall include the plural as well as the singular. If this Lease is executed by more than one person as tenant, Tenant’s obligations hereunder shall be joint and several obligations. Time is of the essence of this Lease. The captions of the Articles are included for convenience only and shall have no effect upon the construction or interpretation of this Lease.

20.05	Entire Agreement

This Lease contains the entire agreement between the parties hereto with respect to the subject matter of this Lease. Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except such as are set out in this Lease.

20.06	Registration

Neither the Tenant nor anyone on the Tenant’s behalf or claiming under the Tenant (including any Transferee) shall register this Lease or any Transfer against the Lands. The Tenant may register a notice or caveat of this Lease provided that: (a) a copy of the Lease is not attached; (b) no financial terms are disclosed; (c) the Landlord gives its prior written approval to the notice or caveat; and (d) the Tenant pays the Landlord’s reasonable costs on account of the matter. The Landlord may limit such registration to one or more parts of the Lands. Upon the expiration or other termination of the Term the Tenant shall immediately discharge or otherwise vacate any such notice or caveat. If any part of the Lands which in the opinion of the Landlord are surplus is transferred, the Tenant shall forthwith at the request of the Landlord discharge or otherwise vacate any such notice or caveat as it relates to such part. If any part of the Lands are made subject to any easement, right-of-way or similar right, the Tenant shall immediately at the request of the Landlord postpone its registered interest to such easement, right-of-way or similar right.

20.07	Amendment or Modification

No amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.

20.08	Construed Covenants and Severability

All of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from this Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

20.09	Planning Act

It is an express condition of this Lease that the provisions of the Planning Act (Ontario) and amendments thereto be complied with, if necessary or any successor replacement legislation or any similar legislation of the Province in which the Building is situated.

20.10	No Implied Surrender or Waiver

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No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. Landlord’s waiver of a breach shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. Landlord’s receipt of Rent with knowledge of a breach shall not be deemed a waiver of any breach. Landlord’s failure to enforce against Tenant or any other tenant in the Building any of the Rules and Regulations shall not be deemed a waiver thereof. Nothing done by Landlord shall be deemed to be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing signed by Landlord. The delivery of keys by Tenant to any of Landlord’s agents or employees shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any cheque or any letter accompanying any cheque, or payment as Rent, be deemed an accord and satisfaction, and Landlord may accept such cheque or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy available to Landlord.
20.11	Application of Payments

Regardless of any instruction from Tenant, or any written direction or any endorsement on any cheque, transmittal letter or any other form of communication purporting to direct otherwise, Landlord may apply any payment which it receives from Tenant against any amount owed to it by Tenant and if Landlord does not notify Tenant otherwise, each payment will be considered to be a payment on account of the Rent or Rental Taxes that have been unpaid the longest.

20.12	Successors Bound

Except as otherwise specifically provided, the covenants, terms, and conditions contained in this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto as limited by this Lease.

20.13	Liability of Landlord

In addition to the limitation on liability in Articles 16.05, 17.02 and elsewhere in this Lease, the liability of Landlord hereunder shall be limited to its interest in the Building from time to time. If there is more than one person constituting Landlord, the liability of each said person hereunder shall be several and be limited to its percentage interest in the Building.

20.14	Force Majeure

Notwithstanding any other provision of this Lease, if Landlord or Tenant is, in good faith, delayed or prevented from doing anything required by this Lease, because of a strike, labour trouble, inability to obtain materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or any other similar reason, that is not the fault of the party delayed, the doing of the thing is excused for the period of the delay and the party delayed will do what was delayed or prevented within the appropriate period after the delay. The preceding sentence does not excuse Tenant from payment of Rent or Landlord from payment of amounts that it is required to pay, in the amounts and at the times specified in this Lease.

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IN WITNESS OF THIS LEASE Landlord and Tenant have properly executed it as of the date set out on page one.

LANDLORD:
OMERS Realty Corporation and
CPP Investment Board Real Estate Holdings Inc.
by their agent (without personal liability)
OPGI Management GP Inc. as general partner of the
OPGI Management Limited Partnership

Per:	/s/ Daniel A. Holmes

Name:	DANIEL A. HOLMES
Title:	ASSISTANT SECRETARY

Per:	/s/ David Costello

Name:	David Costello
Title:	Vice President,
Real Estate Management

I/We have the authority to bind the Corporation

TENANT:
The Ultimate Software Group of Canada, Inc.

Per:	/s/ Scott Scherr

Name:	SCOTT SCHERR
Title:	PRESIDENT

Per:	/s/ Robert Manne

Name:	ROBERT MANNE
Title:	SECRETARY

I/We have the authority to bind the Corporation

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SCHEDULE B
20 Bay St.
WaterPark Place
(Office Space Lease)
SECTION 1.00 WORDS AND PHRASES
1.01	Definitions

In this Lease, including this Schedule:
(a)	“10 Bay Street Component” means that portion of the Building and Land identified in Section 1.01 (j) of this Schedule B as 10 Bay Street, and municipally known as 10 Bay Street, Toronto, Ontario, and the Common Areas associated therewith, as designated by the Landlord from time to time.

(b)	“20 Bay Street Component” means that portion of the Building and Land identified in Section 1.01 (j) of this Schedule B as 20 Bay Street, and municipally known as 20 Bay Street, Toronto, Ontario, and the Common Areas associated therewith, as designated by the Landlord from time to time.

(c)	“Architect” means such firm of professional architects or engineers that Landlord may from time to time engage for the preparation of construction drawings for the Building or for general supervision of architectural and engineering aspects of it, and includes any consultant or consultants that Landlord, or the firm of professional architects or engineers Landlord engages, appoints, as long as the consultant or consultants act within the scope of their appointment and speciality.

(d)	“Building” means those developments and improvements from time to time constructed on the Land and is the building in which the Premises are located, and includes all portions of the development and improvements above or below grade.

(e)	“Capital Tax” means the amount determined by multiplying each of the “Applicable Rates” by the Capital and totalling the products. “Capital” is the amount of capital which Landlord determines, without duplication, is invested from time to time by Landlord, the owner(s) of the Building and the Land, any company related to Landlord or the owner(s) within the meaning of the Income Tax Act (Canada), or all of them, in doing all or any of the following: acquiring, developing, expanding, redeveloping and improving the Building and the Land. Capital will not be increased by any financing or re-financing except to the extent that the proceeds are invested in doing all or any of the foregoing. “Applicable Rate” is the capital tax rate specified from time to time under any law which imposes a tax in respect of the capital of corporations and for greater certainty includes Large Corporations Tax levied under the Income Tax Act (Canada) as amended from time to time. Each Applicable Rate will be considered to be the rate that would apply if each of Landlord, the owners of the Building and the Land and the related companies referred to above were taxable corporations that employed no capital outside the Province in which the Land is located.

(f)	“Common Areas” means at any time the total of those portions of the Land and Building designated by Landlord from time to time or not leased or designated for lease to tenants that Landlord provides for use in common by Landlord, Tenant, other tenants of the Building or their sublessees, agents, employees, customers, invitees or licensees, whether or not those areas are open to the general public or to all tenants of the Building, and includes, without limitation, the Daycare Centre, the Delivery Facilities, the main entrance lobbies, passenger elevators, fire service and access corridors which are not exclusive to any tenant of the Building, the Parking Facilities, public washrooms and fixtures, chattels, systems, decor, signs, facilities or landscaping contained, maintained or used in connection with those areas, and are deemed to include city sidewalks abutting the Land and any pedestrian walkway system (either at, above or below grade), park or other facility open to the general public for which Landlord directly or indirectly is subject to obligations in its capacity as owner of the Land or Building, or both.

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(g)	“Complex” means 10 and 20 Bay Street, Toronto, Ontario.

(h)	“Daycare Centre” means the daycare centre in the Building operated pursuant to the Day Nurseries Act and includes the refrigerator, freezer, stove, washing machine, dryer, major playground equipment, lockers and cubbies.

(i)	“Delivery Facilities” means at any time those portions, if any, of the Common Areas in the Building or on the Land on or below grade designated by Landlord from time to time as facilities to be used for the purposes of loading, unloading, delivering, dispatching and holding of letters, packages, merchandise, goods and materials of any kind entering or leaving the Building and giving vehicular access to such portions of the Building, (if any).

(j)	“Excluded Premises” means those premises in the 20 Bay Street Component leased to tenants who contribute to Operating Costs, or a particular component of Operating Costs, on a basis different from that basis on which the Tenant is required to contribute to Operating Costs under this Lease, as determined by the Landlord from time to time.

(k)	“Land” means those lands legally described as:

PIN 21384-0002 (LT)

Parcel A-4, Section A640E, City of Toronto

(1)	“Normal Business Hours” means, except as otherwise designated by Landlord from time to time, from 7:00 a.m. to 6:00 p.m., Monday through Friday, excluding days that are legal or statutory holidays in the municipality in which the Building is located.

(m)	“Parking Facilities” means those portions, (if any), of the Common Areas on or below street level designated by Landlord from time to time for vehicular parking.
SECTION 2.00 DETERMINATION OF OPERATING COSTS AND TAXES
2.01	Definitions

In this Lease:
(a)	“Square Feet in the Building” means, as determined in accordance with the method of measurement set forth in Section 3.00, the aggregate of the gross leasable office areas of the Building calculated on a full floor tenancy basis in accordance with Section 3.01, and the retail areas calculated in accordance with Section 3.03. If, from time to time, there is a material change in the gross leasable space in the Building, (except as caused by a change in the ratio of single tenancy floors to multiple tenancy floors) “Square Feet in the Building” shall, from the effective date of the change until any further change, mean the number of square feet in the Building determined on completion of that change on the basis set out in Section 3.00 and Square Feet in the 10 Bay Street Component and Square Feet in the 20 Bay Street Component have a corresponding meaning.

(b)	“Taxes” means the aggregate of all taxes, rates, charges, levies and assessments payable by Landlord accruing in respect of the calendar year in which each Fiscal Year begins and imposed by any competent taxing or assessing authority upon or in respect of the Building, the Land and all improvements therein or thereon. In determining Taxes, any corporate, income, excess profits and business tax imposed upon the income of Landlord and any other impost of a personal nature charged or levied against Landlord shall be excluded, except to the extent that it is levied in lieu of taxes, rates, charges, levies or assessments in respect of the Land or improvements thereon. Taxes shall in all instances be calculated on the basis of the Building being assessed as fully constructed, leased and occupied and taxed at the applicable occupied tax rates.

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(c)	“Tenant’s Proportionate Share” means an amount determined by multiplying Operating Costs for the Fiscal Year by a fraction having as its numerator the Square Feet in the Premises and having as its denominator the Square Feet in the 20 Bay Street Component (other than any Excluded Premises).
2.02	Determination of Operating Costs

“Operating Costs” means the aggregate of all costs in a Fiscal Year, calculated as if the Building were one hundred percent (100%) occupied by tenants throughout such Fiscal Year, established in accordance with generally accepted accounting principles and this Lease, without duplication and confirmed in a certificate of Landlord signed by a responsible representative thereof (without personal liability) equal to the sum of all direct and indirect costs reasonably incurred or charged by or on behalf of Landlord, whether or not paid, on either an accrual or cash basis, or in part on both, as Landlord may determine on account of the ownership, administration, operation, management, supervision, maintenance, repair and replacement of the 20 Bay Street Component and for services provided generally to tenants thereof, including, without limitation:
(a)	amounts paid to, or reasonably attributable to the remuneration of, all personnel (whether on or off-site and whether employed by Landlord or a management company) involved in the ownership, administration, operation, management, maintenance, repair, replacement, security, supervision, landscaping or cleaning of the Component, including reasonable fringe benefits and other employment costs;

(b)	auditing, accounting, legal and other professional and consulting fees and disbursements incurred in connection with the maintenance and operation of the 20 Bay Street Component, including those incurred with respect to the preparation of the statements required under the provisions of the Lease and costs of minimizing, contesting, or appealing assessment of Taxes (whether or not successful);

(c)	the costs allocated by the Landlord to the 20 Bay Street Component of:
(i)	operating, maintaining, and repairing (major, minor or otherwise) the Building, and the systems, facilities and equipment serving the Building and of all replacements and modifications to the Building, and the systems, facilities and equipment serving the Building, including without limitation those made by Landlord in order to comply with laws or regulations or required by Landlord’s insurance carrier or resulting from normal wear and tear to the Building, and the systems, facilities and equipment serving the Building;

(ii)	providing, installing, constructing, modifying and upgrading energy conservation equipment and systems, life safety systems and telecommunication systems and equipment, if any, and facilities and services made available to tenants.

(iii)	making alterations, replacements or additions to the Building intended to reduce Operating Costs, improve the operation of the Building and the systems, facilities and equipment serving the Building, or maintain their operation; and

(iv)	replacing machinery or equipment which by its nature requires periodic replacement;
all to the extent that such costs are fully chargeable in the Fiscal Year in which they are incurred in accordance with generally accepted accounting principles;
(d)	depreciation or amortization of the costs referred to in part (c) as determined in accordance with generally accepted accounting principles, if such costs have not been charged fully in the Fiscal Year in which they are incurred;

(e)	interest on the undepreciated or unamortized balance of the costs referred to in part (d);

(f)	a management fee equal to the greater (in respect of each Fiscal Year) of four percent (4%) of the gross revenue received or receivable by Landlord in respect of the 20 Bay Street Component in such Fiscal Year

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(excluding revenues under this Section 2.02 (f)) and fifteen percent (15%) of Operating Costs in such Fiscal Year (excluding costs under this Section 2.02 (f), Taxes and interest);
(g)	Capital Taxes;

(h)	Taxes (excluding the amounts payable by Tenant pursuant to Section 2.08);

(i)	the cost allocated to the 20 Bay Street Component of all insurance maintained by Landlord in respect of the Building and Land and its operation, including insurance for loss of Rent, and the amounts of losses incurred or claims paid below insurance deductible amounts; and

(j)	the cost allocated to the 20 Bay Street Component of market rental on all areas utilized by the Landlord or its manager for the operation and management of the Building.
2.03	Limitation on Operating Costs

In determining Operating Costs, the cost (if any) of the following shall be excluded, or deducted as the case may be, except as specifically provided in Section 2.02;
(a)	major repairs that are required as a result of structural failure due to defective design or construction, but maintenance to the foundation, columns, structural elements of sub-floors, bearing walls and roof (including the roof membrane or weather covering) of the Building shall be included as part of Operating Costs;

(b)	interest on, and the capital retirement of debt;

(c)	expenses relating to decorating or redecorating or renovating rentable space for tenants or occupants of the Building (other than occupants who pay no or reduced rent and provide services to tenants of the Building) and costs relating to tenant inducements, allowances or similar expenses;

(d)	all leasing expenses, real estate brokers fees, leasing commissions, advertising and space planners fees;

(e)	changes made to accommodate specific requirements of specific tenants of the Building;

(f)	cleaning costs, garbage removal and other costs which are peculiar to the premises of the retail tenants of the Building;

(g)	repairs or maintenance done for the direct account of other tenants; and

(h)	any increase in insurance premiums resulting from any special uses in the Building by other tenants;
and there shall be deducted from Operating Costs contributions (if any) to Operating Costs by the occupants of any Excluded Premises.
2.04	Allocation

Where this Lease provides for the allocation, or the like, of costs or expenses or where an allocation of a part of some total or aggregate cost or expense is to be made to the Building, the Premises, the 10 Bay Street Component or the 20 Bay Street Component or to Tenant, any such allocation, or the like, is to be made by Landlord on a reasonable and equitable basis. The Landlord shall have the right to allocate costs between the 10 Bay Street Component and the 20 Bay Street Component, and any other component of the Building based on the respective portions of the Building benefited thereby and such allocation shall be used in determining Operating Costs.

2.05	When Services are Not Provided

Notwithstanding Section 2.02, when and if any service which is normally provided by Landlord to some tenants of the Building:

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(a)	is not provided to Tenant under the specific terms of this Lease, in determining Operating Costs for the calculation of Tenant’s Proportionate Share, Landlord shall exclude the costs of that service, except as any such costs relate to the Common Areas; or

(b)	is not provided by Landlord in a significant portion of the Building, in determining Tenant’s Proportionate Share, Landlord shall divide the cost of that service by the difference between the Square Feet in the Building and the number of square feet in the Building to which Landlord does not provide the service, both calculated on the basis set out in Section 3.00.
2.06	Shared Facilities, Services and Utilities

If any facilities, services or utilities:
(a)	for the operation, administration, management, repair and maintenance of the Building, or provided to tenants of the Building, are provided from another building or other buildings owned or operated by Landlord or its manager; or

(b)	for the operation, administration, management, repair and maintenance of another building or other buildings or provided to tenants of such other building or buildings owned or operated by Landlord or its manager are provided from the Building;
the net costs, charges and expenses therefor shall, for the purposes of Section 2.02, be allocated by Landlord, acting reasonably, between the Building and other building or buildings on a reasonable basis.
2.07	Partial Fiscal Year

If the Term commences after the beginning of a Fiscal Year or terminates before the end of it, any amount payable by Tenant to Landlord under Article 4.07 shall be adjusted proportionately and accordingly.

2.08	Taxes

If any portion of the Taxes are levied separately against the Premises by any competent taxing authority resulting in an allocation of a portion of the Taxes to the Tenant, whether payable by the Tenant or the Landlord, then the Tenant shall promptly pay such portion of the Taxes as directed by the Landlord together with any amounts payable under Section 2.02(h).

Notwithstanding the inclusion of certain Taxes in Operating Costs, if any of the Taxes are not levied separately against the Premises, then Landlord may in its sole and unfettered discretion, determine, allocate and adjust Taxes as among tenants and occupants of the Building. Nothing herein shall compel or require Landlord to adjust, continue to adjust or to make the same determination or allocation of Taxes from year to year or in any Fiscal Year.
SECTION 3.00 DETERMINATION OF SQUARE FEET IN PREMISES
3.01	Office Space — Single Tenancy Floors

The number of square feet of office space in the Premises on a single-tenancy floor in the Building (if any) shall be calculated from dimensioned Architect’s drawings to the inside face of the glass in the permanent exterior building walls (whether or not the glass extends to the floor) or to the inside finish of those walls where they contain no glass. It shall include all space within exterior building walls, except for stairs (other than stair and duct shafts exclusively serving a tenant occupying offices on more than one floor), elevator shafts, flues, pipe shafts, vertical ducts, and other vertical risers which penetrate the floor and their enclosing walls. No deduction shall be made for washrooms, janitor rooms, air-conditioning rooms, fan rooms, or for electrical and telephone rooms, including vertical risers in these rooms within and servicing only the floor or servicing a single tenant on more than one floor, or for any other rooms, corridors or areas available to Tenant, columns located wholly or partially within the space, or for any enclosures around the periphery of the Building used for the purpose of heating, ventilating or cooling.

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3.02	Office Space — Multiple Tenancy Floors

The number of square feet of office space in the Premises on a multiple tenancy floor in the Building (if any), whether above or below grade, shall be calculated from dimensioned Architect’s drawings to the inside face of permanent exterior building walls or to the inside face of the glass as described in Section 3.01 for a single tenancy floor, to the face of permanent interior walls and to the center line of demising partitions, and includes a portion of unallocated space on the same floor(s) as the Premises, as determined by Landlord, acting reasonably, from time to time. No deduction shall be made for any columns located wholly or partially within the rentable space, or for any enclosures around the periphery of the Building used for the purpose of cooling, heating or ventilating.

3.03	Retail Space

The number of square feet of retail space in the Premises (if any), whether above or below grade, shall be calculated from dimensioned Architect’s drawings to the inside face of permanent exterior building walls, to the face of permanent interior walls, to the center line of demising partitions, and to the center line of a pre-determined lease line (usually referred to as the storefront line) in the case of retail space facing onto either an interior public mall or corridor or onto a public street or lane. No deduction shall be made for vestibules inside the permanent exterior building walls or inside the pre-determined lease line, or for any columns located wholly or partially within the rentable space.
SECTION 4.00 LOADING AND DELIVERY
4.01	The delivering, dispatching, holding, loading and unloading of letters, correspondence, packages, merchandise, goods and materials of any kind to the Premises or from them shall be done only at those times, and in such manner and through those elevators, entrances and corridors as Landlord designates from time to time.

4.02	Landlord accepts no liability and is hereby relieved and released by Tenant in respect of the operation of the Delivery Facilities, or the adequacy thereof, or of the acts or omissions of any person or persons engaged in the operation thereof, or in the acceptance, holding, handling, delivery or dispatch of any goods for or on behalf of Tenant, or for any claim of Tenant by reason of damage, loss, theft or acceptance, holding, handling, delivery or dispatch, or any error, negligence or delay therein.

4.03	Landlord may from time to time make and amend regulations for the orderly and efficient operation of the Delivery Facilities and may require the payment of reasonable charges for delivery services and demurrage provided by Landlord.
SECTION 5.00 ELECTRICITY AND SERVICES
5.01	Notwithstanding Article 6.02(c) of this Lease, Tenant shall be solely responsible for all direct and indirect costs relating to the provision of, or arising under the contract for the supply of, all electricity required in the Premises, whether or not separately metered. Tenant agrees that it shall not engage any person to provide utility services to the Premises. Electricity required for such heating, ventilation, and cooling of the Premises as are provided by Landlord under Article 6.02(a) of the Lease shall be assessed and paid as a part of Operating Costs.

5.02	If electricity is not separately metered to the Premises but is supplied to Tenant through a meter common to other tenants (or group of tenants) in the Building, then Landlord shall pay the cost of that electricity and (subject to Article 6.02 of this Lease) apportion that cost among all tenants supplied through that common meter. Upon receipt of Landlord’s statement of apportionment, Tenant shall reimburse Landlord for the amount for which Tenant is shown by the statement to be liable, provided that Landlord may elect at any time by notice to Tenant to estimate the amount for which Tenant will be liable and require Tenant to pay that amount in monthly installments simultaneously with Tenant’s payments of Rent, in which case the provisions of Article 4.05 of this Lease shall apply. Tenant shall also pay to Landlord an administration fee equal to fifteen percent (15%) of the amounts payable by it under this Section.
SECTION 6.00 REDEVELOPMENT AND DEMOLITION

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6.01	Relocation — Common Areas

Landlord may from time to time relocate or eliminate any Common Areas in whole or in part and may increase or reduce their dimensions provided that access by Tenant to the Premises from the elevator lobbies remains available.

6.02	Relocation — Premises

Landlord shall have the right to relocate the Premises to other premises within the Complex provided such relocated premises will be of similar or equal quality and design as the Premises and shall have approximately the same area as the Premises provided that:
(a)	after the Commencement Date, such right shall be exercised by giving not less than sixty (60) days’ notice in writing to Tenant;

(b)	if Landlord relocates the Premises prior to the Commencement Date, it shall reimburse Tenant for all expenses already incurred by Tenant in preparing to move into the Premises to the extent that such expenditure is for items or materials not usable in the alternate premises;

(c)	if Landlord relocates Tenant after the Commencement Date, Landlord shall reimburse Tenant for direct costs associated with the relocation, including, without limitation, packing and moving costs, reprinting of a limited supply of stationery and supplies and disconnection and reconnection of telephone and computer equipment and systems upon receipt of copies of receipted third party invoices for such costs. In no case will Tenant be reimbursed or compensated for indirect costs including overhead, overtime charges or loss of profits and Tenant will minimize costs by re-using all fixtures and trade fixtures from the Premises where it is feasible to do so in the relocated premises; and

(d)	all terms and conditions of this Lease shall apply with respect to the relocated premises for the remainder of the Term.
6.03	Redevelopment

Landlord may construct additional improvements on the Land or on any adjacent land, may renovate the Building and may add storeys to the Building. Neither the construction or the demolition by either Landlord or any other person of any improvement on either the Land or any land adjacent thereto or within the Building nor the noise, dust, vibration or other inconvenience or the reduction of light, air or view occasioned by such construction or demolition shall affect the obligations of Tenant or result in any liability of Landlord.

6.04	Demolition

Notwithstanding anything contained in this Lease, Landlord may terminate the Lease at any time if it is Landlord’s intention to demolish or substantially renovate the Building. Landlord will give Tenant not less than twelve (12) calendar months’ notice of such termination.

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SCHEDULE C
RULES AND REGULATIONS
1.	Security

Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.

2.	Locks

Landlord may from time to time install and change locking mechanisms on entrances to the Building, common areas thereof, and the Premises, and (unless 24 hour security is provided by the Building) shall provide to Tenant a reasonable number of keys and replacements therefor to meet the bona fide requirements of Tenant. In these rules “keys” include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without Landlord’s prior written consent. If with Landlord’s consent, Tenant installs lock(s) incompatible with the Building master locking system:
(a)	Landlord, without abatement of Rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto,

(b)	Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and

(c)	Tenant shall at the end of the Term and at Landlord’s request remove such lock(s) at Tenant’s expense.
3.	Return of Keys

At the end of the Term, Tenant shall promptly return to Landlord all keys for the Building and Premises which are in possession of Tenant.

4.	Windows

Tenant shall observe Landlord’s rules with respect to maintaining window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shades, screens, drapes, covers or other materials on or at any window in the Premises without Landlord’s prior written consent. Tenant shall ensure that window coverings are closed on all windows in the Premises while they are exposed to the direct rays of the sun.

5.	Repair, Maintenance, Alterations and Improvements

Tenant shall carry out Tenant’s repair, maintenance, alterations and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

6.	Water Fixtures

Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse by Tenant shall be paid for by Tenant.

7.	Personal Use of Premises

The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.

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8.	Heavy Articles

Tenant shall not place in or move about the Premises without Landlord’s prior written consent any safe or other heavy article which in Landlord’s reasonable opinion may damage the Building, and Landlord may designate the location of any heavy articles in the Premises.

9.	Carpet Pads

In those portions of the Premises where carpet has been provided directly or indirectly by Landlord, Tenant shall at its own expense install and maintain pads to protect the carpet under all furniture having casters other than carpet casters.

10.	Bicycles, Animals

Tenant shall not bring any animals or birds into the Building, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

11.	Deliveries

Tenant shall ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused by any person making such deliveries.

12.	Furniture and Equipment

Tenant shall ensure that furniture and equipment being moved into or out of the Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and by movers or a moving company approved by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused thereby.

13.	Solicitations

Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

14.	Food and Beverages

Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute foods or beverages in the Building, or use the elevators, corridors stairwells, balconies or other common areas for any such purpose. Except with Landlord’s prior written consent and in accordance with arrangements approved by Landlord, Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for, sale, serving or distribution of food or beverages.

15.	Refuse

Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts and shafts of the Building, free of all refuse.

16.	Obstructions

Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells, balconies or other common areas of the Building, or use such locations for any purpose except access to and exit from the Premises without Landlord’s prior written consent. Landlord may

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remove at Tenant’s expense any such obstruction or thing (unauthorized by Landlord) without notice or obligation to Tenant.
17.	Dangerous or Immoral Activities

Tenant shall not make any use of the Premises which involves the danger of injury to any person, nor shall the same be used for any immoral purpose.

18.	Proper Conduct

Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first quality building or which will impair the comfort and convenience of other tenants in the Building.

19.	Employees, Agents and Invitees

In these Rules and Regulations, Tenant includes the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

20.	ATM and Vending Machines

The Tenant shall not have the right to install automatic teller machines (ATMs) or vending machines in the Premises.

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SCHEDULE D
SUPPLEMENTAL TERMS AND CONDITIONS
Article 21.01 Required Conditions
For the purposes of this Lease, Tenant agrees that the following shall constitute the required conditions (the “Required Conditions”):
(a)	execution and delivery of the Lease by Tenant and Landlord;

(b)	Tenant has paid all Rent as and when due and punctually observed and performed the terms, covenants and conditions contained in the Lease throughout the Term to the applicable date;

(c)	The Ultimate Software Group of Canada, Inc. is in possession and physical occupancy of the whole of the Premises; and

(d)	there has not been a Transfer, except where the Transfer occurs as a result of trading in the shares of Tenant listed on a recognized stock exchange in Canada or the United States.
Article 21.02 Landlord’s Work
Prior to the Commencement Date, Landlord, at its expense, shall:
–	supply and install new carpet from selection of Landlord’s standard samples;

–	touch up existing paint;

–	in Landlord’s sole opinion, acting reasonably, replace cracked or stained ceiling tiles;

–	ensure all existing ceiling lights are in good working order.
Landlord shall complete work (the “Landlord’s Work”) in the Premises using the standard finishes for the Building. Tenant shall bear the cost of any changes to Landlord’s Work requested by Tenant, and Landlord shall not be responsible for any delays caused as a result of such changes.
Tenant shall use all reasonable efforts to assist Landlord in completing Landlord’s Work in accordance with a schedule for completion of Landlord’s Work as established by Landlord. Landlord shall not be responsible for, and the Commencement Date shall not be delayed due to, any delays caused by Tenant’s failure to agree to or act in accordance with said schedule.
Article 21.03 Early Occupancy
Notwithstanding Article 3.02 and provided Tenant has executed and delivered the Lease, the Premises are vacant and Landlord’s Work has been substantially completed, and Tenant has delivered to Landlord a certificate of insurance indicating that a policy of Tenant’s insurance for the Premises, as described in the Lease, is in full force and effect, Tenant will be permitted non-exclusive access to the Premises prior to the Commencement Date to carry out Tenant’s Work. During this time, Tenant shall not be responsible for the payment of Annual Rent, Operating Costs and Taxes but all other terms and conditions of the Lease shall apply.
Article 21.04 Parking
Provided the Required Conditions have been met, Landlord shall make provision for and Tenant shall take one (1) reserved stall in the underground Parking Facilities for the Term of the Lease; and, subject to availability, one (1) unreserved stall in the underground Parking Facilities on a month to month basis. Tenant will sign Landlord’s standard form of parking agreement which provides for market parking rates as they prevail from time to time.

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Article 21.05 Indemnity
Tenant acknowledges and agrees that it will cause its parent company, The Ultimate Software Group, Inc., to execute Landlord’s standard form of Indemnity Agreement, attached hereto as Schedule E, prior to Tenant occupying the Premises.
Article 21.06 Deposit
Landlord acknowledges receipt of a deposit in the amount of thirty thousand dollars ($30,000.00) which will be held without interest and credited, until exhausted, against Rent as it becomes due. Landlord will not be liable on account of the Deposit if it transfers it, or credits it, to a purchaser of the Building.

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SCHEDULE “E”
INDEMNITY AGREEMENT
DATE: August 22, 2006
BETWEEN:
OMERS Realty Corporation
CPP Investment Board Real Estate Holdings Inc.
(“Landlord”)
AND
The Ultimate Software Group, Inc.
(“Indemnifier”)
IN CONSIDERATION OF the sum of two dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Indemnifier hereby agrees as follows:
1.	DEFINITIONS
In this Agreement:
(a)	“Building” means 20 Bay Street located in the City of Toronto.

(b)	“Lease” means the lease between Landlord and Tenant dated August 22, 2006 covering the Premises.

(c)	“Premises” means 2,251 square feet of space on the 14th floor of the Building, as shown hatched on Schedule A hereto.

(d)	“Tenant” means The Ultimate Software Group of Canada, Inc.

(e)	All other capitalized words and phrases, unless otherwise defined herein, have the meanings attributed to them in the Lease.
2.	INDEMNIFIER’S OBLIGATIONS
a)	Throughout the Term of the Lease and any extension or renewal, Indemnifier will (i) promptly pay all Rent and any other amounts payable by Tenant under the Lease, whether to Landlord or anyone else; (ii) promptly perform each and every monetary and financial obligation of Tenant under the Lease; and (iii) indemnify and protect Landlord from any losses or costs incurred by Landlord (including legal fees) if Tenant fails to pay the Rent or other amounts or to perform any of its obligations under the Lease.

Notwithstanding anything else contained in this Agreement and the Lease, the aggregate liability hereunder of the Indemnifier shall be limited to the maximum amount of four hundred thousand Dollars ($400,000.00) which shall decline on a straight line basis to zero over the initial Term of the Lease (“Aggregate Liability”), with respect to the Tenant’s observance and performance of all terms, covenants and conditions contained in the Lease.

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b)	Indemnifier acknowledges and agrees that it is primarily liable to the Landlord and that it is entering into this Agreement as principal and not as a surety.

c)	Indemnifier agrees that it is jointly and severally liable with Tenant under the Lease and Landlord may proceed against Indemnifier as if Indemnifier was named as Tenant under the Lease.
3.	SURVIVAL OF OBLIGATIONS
a)	Even if there is a disaffirmance, disclaimer, repudiation, rejection or termination of the Lease (as a result of court proceedings or otherwise), or a surrender of the Lease which Landlord did not accept in writing, which occurs prior to the originally specified expiry date of the Term, Indemnifier will remain obligated under this Agreement. Subject to the Aggregate Liability, Indemnifier will, in such event and at Landlord’s sole option, be treated as though it was the tenant under the terms of the Lease for the balance of the Term. Indemnifier’s obligations in such event, however, are not subject to the Landlord granting the Indemnifier a lease as aforesaid.

b)	This indemnity is absolute and unconditional. Subject to the Aggregate Liability, Indemnifier’s liability will only be released by full payment of all amounts expressed in the Lease to be payable by Tenant for the Term and the full performance of all obligations on the part of Tenant expressed in the Lease to be performed by the Tenant for the Term. Indemnifier’s obligations under this Agreement will not be affected by (i) any modifications to Landlord’s or Tenant’s rights or obligations under the Lease; (ii) the fact that Landlord does not enforce any of the terms of the Lease; (iii) any assignment of the Lease by Tenant or by any trustee, receiver or liquidator; (iv) any consent which Landlord gives to any Transfer; (v) any waiver by Tenant of its rights under the Lease; (vi) any additional security accepted by Landlord from Tenant; (vii) the expiry of the Term; (viii) the release or discharge of Tenant or any other person liable under the Lease by landlord or in any receivership, bankruptcy, winding-up or other creditors’ proceedings or by operation of law; or (ix) lack of notice of any of the foregoing.

c)	Indemnifier’s obligations will not be affected by any repossession of the Premises by Landlord, except that if Landlord re-lets the Premises then the payments received by Landlord (after deducting all costs and expenses of repossessing and reletting the Premises) will be credited by Landlord against Indemnifier’s obligations under this Agreement. Indemnifier’s obligations will continue to apply to the periods before and after the release or discharge as if it had not occurred.
4.	NOTICES
Landlord is not required to notify Indemnifier that Landlord has accepted this Agreement or that Tenant has failed to perform any of its obligations under the Lease. Nevertheless, if Landlord wishes to send any notice to the Indemnifier, it will deliver it or mail it by prepaid registered mail addressed to Indemnifier at 2000 Ultimate Way, Weston, Florida, U.S.A., 33326 or, at Landlord’s option, at the Premises. Any notice will be considered to have been given on the day it was delivered, or if mailed, three (3) days after the date it was mailed. Indemnifier may notify Landlord in writing of a substitute address for the above address. If two or more parties are named as Indemnifier, Landlord may give any notice to be given to Indemnifier to only one of the parties, and in doing so all of them will be considered to have been notified. No notice given by email or by other similar electronic means will be considered to have been given in writing.
5.	LANDLORD’S RIGHTS
a)	If there is a default under the Lease or under this Agreement, Landlord will not be required to (i) proceed against or pursue anything against Tenant first; (ii) proceed against any security of Tenant held by Landlord; or (iii) pursue any other remedy whatsoever. Indemnifier is not a mere guarantor; Indemnifier is primarily responsible for Tenant’s obligations under the Lease.

b)	Even though Landlord may have already taken action against Indemnifier under this Agreement because of a default under the Lease, and whether or not that action has succeeded or been completed, Landlord may take further action against Indemnifier under this Agreement if there is any further default under the Lease.

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6.	JOINT AND SEVERAL LIABILITY
If two or more parties are named as Indemnifier, each party is jointly and severally responsible for the obligations of Indemnifier.
7.	ACKNOWLEDGEMENT
The Indemnifier acknowledges receipt of a copy of the Lease.
8.	GOVERNING LAW
This Lease shall be governed by and construed under the laws of the jurisdiction in which the Building is located, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Indemnifier.
9.	BINDING EFFECT
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, trustees, administrators, successors and assigns, as the case may be.
IN WITNESS WHEREOF the parties have signed and sealed this Agreement.

LANDLORD:	INDEMNIFIER:
OMERS Realty Corporation and	The Ultimate Software Group, Inc.
CPP Investment Board Real Estate Holdings Inc.
by their agent (without personal liability)
OPGI Management GP Inc. as general partner of the
OPGI Management Limited Partnership
Per :

Per:	Name:
Authorized Signing Officer	Title :

Per:
Per:	Name:
Authorized Signing Officer	Title :

Having authority to bind the corporation.

Having authority to bind the corporation.

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